EXHIBIT 5


                          [Winthrop & Weinstine Logo]

June 27, 2011

American Church Mortgage Company
10237 Yellow Circle Drive
Minnetonka, MN  55343

RE:      American Church Mortgage Company

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation and filing by you of Post-Effective Amendment No. 3 to Registration Statement on Form S-11 (the "Registration Statement;" SEC File No. 333-154831), containing a Prospectus (the "Prospectus"), under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of $20,000,000 Series C Secured Investor Certificates (the "Certificates") of American Church Mortgage Company, a Minnesota corporation (the "Company").

We have reviewed the Registration Statement, including the Prospectus, which provides that it will be supplemented in the future by one or more supplements to the Prospectus, and which has been supplemented by Supplement No. 1 dated February 2, 2010, Supplement No. 2 dated April 20, 2010, and Supplement No. 3 dated October 21, 2010 (each a "Prospectus Supplement"). The Prospectus as supplemented by various Prospectus Supplements will provide for the issuance and sale of the Certificates. The Certificates will be issued pursuant to one or more indentures in the form filed as an exhibit to the Registration Statement, as amended or supplemented from time to time (each, an "Indenture"), between the Company, as obligor, and a trustee chosen by the Company and qualified to act as such under the Trust Indenture Act of 1939, as amended (each, a "Trustee").

In addition, we have examined such other documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action
(corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Certificates are duly and validly authorized for issuance and, when issued and paid for, as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s), will be validly issued, fully paid and non-assessable.


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American Church Mortgage Company
June 27, 2011
Page 2


We are also of the opinion that when the Certificates are then issued and sold as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and the Indenture, which is governed by the laws of the state of Minnesota, the Certificates will constitute valid and binding obligations of the Company.

The foregoing opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) general principles of equity (whether considered in a proceeding in equity or at law); and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws, and we express no opinion with respect to whether acceleration of the Certificates may affect the collectibility of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

We assume for purposes of this opinion that the Company will remain duly organized, validly existing and in good standing under Minnesota law.

To the extent that the obligations of the Company under an Indenture may be dependent thereon, we assume for purposes of this opinion that such Indenture has been duly executed and delivered by the Company; that the Trustee for each Indenture is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the applicable Indenture; that the applicable Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as Trustee under the applicable Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the applicable Indenture.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "LEGAL MATTERS" in the Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated under the Act.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

/s/Winthrop & Weinstine, P.A.